UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                          OMB APPROVAL
                                                --------------------------------
                                                OMB Number:            3235-0362
                                                Expires:        January 31, 2005
                                                Estimated average burden
                                                hours per response...........1.0

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported


________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Wright, Jr.             Joseph                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    c/o PanAmSat Corporation, 20 Westport Road
--------------------------------------------------------------------------------
                                    (Street)

   Wilton                        Connecticut               06897
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     PanAmSat Corporation (SPOT)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     December, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
        President and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                      2.                         Securities Acquired (A) or      Securities     ship
                                      Trans-                     Disposed of (D)                 Beneficially   Form:     7.
                                      action                     (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                                      Date          3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    (Month/       Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Day/          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$.01 per share                                                                                   579.943        I         (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 5,506          D

====================================================================================================================================

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                   SEC2270(7/02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock Option                                                          Common
(Right to Buy)      $21.250  1/29/02  A        100,000       (2)    1/29/2012  Stock     100,000  $0      100,000     D
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses: (1) Represents interests held in a PanAmSat Stock Fund of the PanAmSat Corporation Retirement Savings Plan 401(k) as of 12/31/02. (2) These options become exercisable as to 33,333.33 shares on each of January 29, 2003, January 29, 2004 and January 29, 2005.



/s/ James W. Cuminale, Attorney-in-Fact                     February 13, 2003
---------------------------------------------            -----------------------
    **Signature of Reporting Person                             Date
    Joseph R. Wright, Jr.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.